UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2012

APPS GENIUS CORP
 (Exact name of registrant as specified in its charter)

Nevada	333-170715	27-1517938
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

157 Broad Street, Suite 109-C Red Bank, NJ 07701
(Address of principal executive offices)
(732) 530-1267
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 9, 2012, we entered into a term sheet (the “Term Sheet”) with Mike Sorrentino, MPS Entertainment, LLC, and Starz Management & PR, LLS (“Starz”) regarding an exclusive, worldwide licensing agreement, which would  grants us the right to use Mike Sorrentino (known by the stage name “The Situation”) name and likeness in the development, manufacture, marketing, sale and distribution of social applications and social games (the “Apps”) to be released and offered on the Android, Apple's iOS, Facebook, and Google+ platforms (the “Licensing Agreement”).

Pursuant to the Term Sheet, we will develop a total of four Apps within eighteen (18) months of the execution of the proposed License Agreement, with the release of the first App scheduled for release no later than three (3) months following the execution of the Licensing Agreement.

In consideration for the exclusive license granted by Mr. Sorrentino, we will issue Mr. Sorrentino certain warrants to purchase an shares of our common stock, par value $0.001 (the “Sorrentino Warrants”). The Sorrentino Warrants will vest in set amounts upon the release of each App.

Item 8.01	Other Items.

On February 9, 2012, we issued a press release entitled “Apps Genius Corp and Nicole “Snooki” Polizzi enter Into an Exclusive Partnership for the Development of Social Games and Mobile Apps”. A copy of the press release is attached as Exhibit 99.1, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished herewith:

Exhibit Number	Description
99.1	Press Release titled “Apps Genius Corp and Mike “The Situation” Sorrentino and Family Enter Into an Exclusive Partnership for the Development of Social Games and Mobile Apps” dated February 9, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

APPS GENIUS CORP

Date: February 15, 2012	By:	/s/ Adam Kotkin
Adam Kotkin
Chief Executive Officer and Director